                                                                     EXHIBIT 2.2

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                        AGREEMENT WITH SELLER STOCKHOLDER


                                       OF


                           HUCK STORE FIXTURE COMPANY






                               SEPTEMBER 21, 1999

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                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----

1.       Definitions..............................................................................................2

2.       Representations and Warranties of the Seller Stockholder.................................................2
         (a)      Authorization...................................................................................2
         (b)      Noncontravention................................................................................3
         (c)      Investment......................................................................................3
         (d)      Seller's Shares.................................................................................3

3.       Post-Closing Covenants...................................................................................4
         (a)      General.........................................................................................4
         (b)      Litigation Support..............................................................................4
         (c)      Buyer Stock.....................................................................................4

4.       Remedies for Breaches of This Agreement and the Asset Purchase Agreement.................................5
         (a)      Survival of Representations and Warranties......................................................5
         (b)      Indemnification Provisions for Benefit of the Buyer.............................................6
         (c)      Indemnification Provisions for Benefit of Seller Stockholder ...................................7
         (d)      Matters Involving Third Parties.................................................................8
         (e)      Determination of Adverse Consequences..........................................................10
         (f)      Setoff.........................................................................................10
         (g)      Other Indemnification Provisions...............................................................10
         (h)      Notice of Claim................................................................................11

5.       Miscellaneous...........................................................................................11
         (a)      No Third Party Beneficiaries...................................................................11
         (b)      Entire Agreement...............................................................................11
         (c)      Succession and Assignment......................................................................11
         (d)      Counterparts...................................................................................12
         (e)      Headings.......................................................................................12
         (f)      Notices........................................................................................12
         (g)      Governing Law..................................................................................13
         (h)      Amendments and Waivers.........................................................................13
         (i)      Severability...................................................................................13
         (j)      Expenses.......................................................................................14
         (k)      Construction...................................................................................14
         (l)      Incorporation of Annex.........................................................................14
         (m)      Specific Performance...........................................................................14

ANNEX

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                        AGREEMENT WITH SELLER STOCKHOLDER

         THIS AGREEMENT WITH SELLER STOCKHOLDER (this "Agreement") is dated and entered into as of September 21, 1999 by and among THE SOURCE INFORMATION MANAGEMENT COMPANY, a Missouri corporation (the "Buyer"), DENNIS M. PROCK ("Prock") and DENNIS M. PROCK AS TRUSTEE OF THE DENNIS M. PROCK REVOCABLE TRUST DATED JUNE 13, 1994, a stockholder (the "Trust" and, collectively with Prock, the "Seller Stockholder") of HUCK STORE FIXTURE COMPANY, an Illinois corporation ("Huck") and HUCK STORE FIXTURE COMPANY OF NEVADA, a Nevada corporation ("Huck Nevada", and, together with Huck, the "Seller"). The Buyer and the Seller Stockholder are referred to collectively herein as the "Parties."

         The Buyer and the Seller are entering into an Asset Purchase Agreement concurrently herewith (the "Asset Purchase Agreement"). Certain terms used herein without definition are used herein as defined in the Asset Purchase Agreement.

         The Asset Purchase Agreement contemplates a transaction in which the Buyer will purchase the Acquired Assets (and accept responsibility for the Assumed Liabilities) of the Seller in return for cash and the Buyer Stock.

         The Buyer and the Seller make certain representations, warranties, and covenants in the Asset Purchase Agreement which will survive the Closing for purposes of potential indemnification. The Buyer agrees to provide and requires, as a condition to Closing, that the Seller Stockholder provide for post-Closing indemnification against breaches of these representations, warranties, and covenants and to make certain other covenants among themselves.

         Now, therefore, in consideration of the premises and the mutual promises herein made, the Buyer and the Seller Stockholder agree as follows.





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         1.       Definitions.

                  "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses.

                  "Annex" has the meaning set forth in ss. 2 below.

                  "Asset Purchase Agreement" has the meaning set forth in the preface above.

                  "Indemnified Party" has the meaning set forth in ss. 4(d) below.

                  "Indemnifying Party" has the meaning set forth in ss. 4(d) below.

                  "Party" has the meaning set forth in the preface above.

                  "Third Party Claim" has the meaning set forth in ss. 4(d) below.

         2. Representations and Warranties of the Seller Stockholder. The Seller Stockholder represents and warrants to the Buyer that the statements contained in this ss. 2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss. 2) with respect to himself, except as set forth in the Annex attached hereto (the "Annex").

                  (a) Authorization. The Seller Stockholder has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller Stockholder, enforceable in accordance with its terms and conditions.



                                        2

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                  (b) Noncontravention. Neither the execution and the delivery of this Agreement by the Seller Stockholder, nor the performance by the Seller Stockholder of his obligations hereunder, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, stipulation, ruling, or other restriction of any government, governmental agency, or court to which the Seller Stockholder is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller Stockholder is a party or by which he is bound or to which any of his assets is subject.

                  (c) Investment. Each of the Seller Stockholder, David Verkamp as Trustee of the Dennis M. Prock Irrevocable 1999 Trust Agreement dated September 13, 1999 ("Verkamp") and Theodore J. Siebers ("Siebers") (i) understand that the shares of Buyer Stock (x) have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, and (y) will be subject to restrictions on resale, including a holding period, under Rule 144 of the Securities Act, (ii) understands that the shares of Buyer Stock to be delivered to Seller pursuant to the Asset Purchase Agreement are subject to a lock-up period as provided in Section 3(e) hereof, (iii) to the extent shares of Buyer Stock are transferred to the Seller Stockholder, Verkamp or Siebers, is acquiring the Buyer Stock solely for his own account for investment purposes, and not with a view to the distribution thereof (except to a family limited partnership, trust or other person controlled by the Seller Stockholder, Verkamp or Siebers (a "Stockholder Controlled Entity"), (iv) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Stock, (v) is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Stock, and (vi) is a sophisticated investor with knowledge and experience in business and financial matters.

                  (d) Sellers' Shares. The Seller Stockholder holds of record the number of Seller's Shares set forth next to his or its name on the Annex.



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         3. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

                  (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of the Asset Purchase Agreement, Buyer and the Seller and, if necessary, the Seller Stockholder, Verkamp and Siebers, will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under ss.4 below). The Parties acknowledge and agree that from and after the Closing both Parties will be entitled to reasonable and necessary access to and copies of of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the other Party.

                  (b) Litigation Support. In the event and for so long as the Buyer, the Seller or the Seller Stockholder actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under the Asset Purchase Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Seller, each of the other Parties will cooperate with the contesting or defending Party and his or its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to his or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under ss.4 below).

                  (c) Buyer Stock. Each of the Seller Stockholder, Verkamp and Siebers further agree: (i) that, except in the event of the Seller Stockholder's, Verkamp's or Siebers' death, as the case may be, he will not sell, pledge, hypothecate or otherwise transfer any Buyer Stock received by him from Seller prior to December 27, 1999, except as may be otherwise provided herein; and (ii) that no disposition of such Buyer Stock may be made unless Buyer shall first have been provided with an opinion satisfactory to Buyer in form and substance from counsel reasonably satisfactory to


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the Buyer to the effect that the holder may transfer the Buyer Stock as desired without registration under the Securities Act. Notwithstanding the foregoing, any shares of Buyer Stock received by the Seller Stockholder, Verkamp or Siebers may be transferred to a trust in which the beneficiaries are immediate family members of the Seller Stockholder, Verkamp or Siebers, as the case may be, and the transaction is not deemed a "sale" with in the meaning of the Securities Act of 1933, and further provided that the trustee of such trust first executes an investment letter to the Buyer containing representations identical to those contained in Section 3(ac) of the Asset Purchase Agreement. Each certificate for shares of Buyer Stock will be imprinted with a legend substantially in the following form:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN AN AGREEMENT WITH SELLER STOCKHOLDER DATED AS OF SEPTEMBER 21, 1999 (THE "AGREEMENT"). THE ISSUER OF THIS CERTIFICATE WILL FURNISH A COPY OF THESE PROVISIONS TO THE HOLDER HEREOF WITHOUT CHARGE UPON WRITTEN REQUEST.


         4. Remedies for Breaches of This Agreement and the Asset Purchase Agreement.

                  (a) Survival of Representations and Warranties. All of the representations and warranties of the Buyer and the Seller contained in the Asset Purchase Agreement and in this Agreement shall survive the Closing and continue in full force and effect thereafter (subject to any applicable statutes of limitations) until eighteen (18) months following the Closing Date; provided, however, that the representation of Seller contained in ss.3(i) of the Asset Purchase Agreement shall survive the Closing (even if the Buyer or the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect thereafter until the expiration of any applicable statutes of limitations.





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                  (b)      Indemnification Provisions for Benefit of the Buyer.

                           (i) In the event Seller breaches (or in the event any
                  third party alleges facts that, if true, would mean the Seller has breached) any of its representations, warranties, and covenants contained in the Asset Purchase Agreement, and, if there is an applicable survival period pursuant to ss.4(a) above, provided that the Buyer makes a written claim for indemnification against the Seller Stockholder pursuant to ss.6(h) below within such survival period, then the Seller Stockholder agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach); provided, however, that the Seller Stockholder shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of Seller contained in the Asset Purchase Agreement until the Buyer has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a Fifty Thousand Dollar ($50,000) aggregate threshold (the "Basket") (at which point the Seller Stockholder will only be obligated to indemnify the Buyer from and against all such Adverse Consequences suffered by Buyer in excess of such threshold).

                           (ii) In the event the Seller Stockholder breaches (or
                  in the event any third party alleges facts that, if true, would mean the Seller Stockholder has breached) any of his representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to ss.4(a) above, provided that the Buyer makes a written claim for indemnification against the Seller Stockholder pursuant to ss.6(h) below within such survival period, then the Seller Stockholder agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the


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                  end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                           (iii) Subject to the Basket, the Seller Stockholder
                  agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of Seller which is not an Assumed Liability (including any Liability of Seller that becomes a Liability of the Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law).

                           (iv) Any indemnification by Seller Stockholder under
                  this ss.4 shall not exceed Two Million Two Hundred Twenty-Five Thousand Dollars ($2,225,000.00) (the "Cap").

                           (v) Notwithstanding anything contained herein to the
                  contrary, the Seller Stockholder agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by National Labor Relations Board Case No. 14-CA- 24484 in excess of One Hundred Fifty Thousand Dollars ($150,000.00). Such indemnification shall not be subject to, or calculated as part of, either the Basket or the Cap, and shall survive the Closing and continue in full force and effect thereafter unlimited by any survival period otherwise contained herein. The Seller Stockholder agrees to deposit, or cause the Seller to deposit, the Escrow Funds into the Escrow Account (as such terms are defined in the Asset Purchase Agreement) pursuant to the terms of ss.2(r) of the Asset Purchase Agreement.

                  (c) Indemnification Provisions for Benefit of the Seller Stockholder.

                           (i) In the event the Buyer breaches (or in the event
                  any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations,


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                  warranties, and covenants contained in the Asset Purchase
                  Agreement and in this Agreement, and, if there is an applicable survival period pursuant to ss.4(a) above, provided that the Seller Stockholder makes a written claim for indemnification against the Buyer pursuant to ss.6(h) below within such survival period, then the Buyer agrees to indemnify the Seller Stockholder from and against the entirety of any Adverse Consequences the Seller Stockholder may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller Stockholder may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                           (ii) The Buyer agrees to indemnify the Seller
                  Stockholder from and against the entirety of any Adverse Consequences the Seller Stockholder may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Assumed Liability.

                           (iii) Any indemnification by Buyer under this ss.4
                  shall not exceed Two Million Two Hundred Twenty-Five Thousand Dollars ($2,225,000.00); provided, however, that such limitation shall not apply to any obligation Buyer has to Seller to pay the Purchase Price or Earn-Out under the Asset Purchase Agreement.

                  (d)      Matters Involving Third Parties.

                           (i) If any third party shall notify any Party (the
                  "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this ss.4, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.


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                           (ii) Any Indemnifying Party will have the right to
                  defend the Indemnified Party against the Third Party Claim with counsel of his/its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (C) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (D) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                           (iii) So long as the Indemnifying Party is conducting
                  the defense of the Third Party Claim in accordance with ss.4(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                           (iv) In the event any of the conditions in
                  ss.4(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party


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



                  promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this ss.4.

                           (v) The Indemnifying Party will succeed and be
                  subrogated to any and all rights (including, without limitation, insurance coverage offset rights, counter claims and rights to third party contribution and indemnification) the Indemnified Party may have with respect to the Third Party Claim.

                  (e) Determination of Adverse Consequences. The Parties shall make appropriate adjustments for tax benefits and insurance coverage in determining Adverse Consequences. All indemnification payments under this ss.4 shall be deemed adjustments to the Purchase Price.

                  (f) Setoff. Upon final resolution or determination of a claim for indemnification under this ss.4, Buyer shall first set off the amount of the resultant Adverse Consequences against any and all payments of funds or property that may be or become due or owing to Seller or Seller Stockholder under the Earn-Out, as such term is defined in the Asset Purchase Agreement, before proceeding against the Seller Stockholder for any indemnification amounts in excess of the Earn- Out. The exercise of such right of setoff by Buyer will not give rise to a cause of action by Seller or Seller Stockholder against Buyer. However, the right of setoff is Buyer's exclusive remedy up to the amount of the Cap on its indemnification claims, to the extent of the Earn-Out. To the extent the Earn-Out does not fully satisfy such claims up to the amount of the Cap, Buyer may seek satisfaction from Seller Stockholder. If any claim by Buyer for indemnification under this ss.4 is pending at the time the Earn-Out is to be paid by Buyer to Seller (a "Pending Claim"), Buyer may setoff the amount of any such claim against any and all payments of cash (but not Buyer Stock) that are due and owing to the Seller or Seller Stockholder under the Earn-Out. Any amounts setoff for a Pending Claim shall be deposited into an interest-bearing escrow account with an independent financial institution until the Pending Claim is resolved and shall then be distributed to the Parties entitled thereto upon resolution of the Pending Claim. Any amounts of interest earned on the escrow


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account shall be distributed to the Parties in proportion to the escrow amounts received by each Party upon resolution of the Pending Claim. The Seller Stockholder hereby agrees that no transfer or assignment of any interest of Seller or Seller Stockholder in the Earn-Out shall be made without first obtaining from such transferee, assignee or successor in interest a written agreement to be bound by the terms and conditions of this ss.4(f).

                  (g) Other Indemnification Provisions. The Seller Stockholder hereby agrees that he will not make any claim for indemnification against the Buyer by reason of the fact that the Seller Stockholder was a director, officer, employee, or agent of Seller or was serving at the request of either such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against the Seller Stockholder (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

                  (h) Notice of Claim. Any notice of a claim for indemnification by a Party shall set forth, in detail, the Basis for such claim (including all relevant facts), the estimated amount of any such claim and copies of any documents supporting or relating to such claim.

         5.       Miscellaneous.

                  (a) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

                  (b) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.



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



                  (c) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller Stockholder; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain liable and responsible for the performance of all of its obligations hereunder).

                  (d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  (e) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (f) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:
                      If to the Seller Stockholder:

                      Dennis M. Prock
                      8030 Estero Blvd.
                      Fort Myers Beach, Florida 33931

                      Copy to:

                      Schmiedeskamp, Robertson, Neu & Mitchell
                      525 Jersey


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



                      Quincy, Illinois 62306
                      Attn: William M. McCleery, Jr., Esq.

                      If to the Buyer:

                      The Source Information Management Company
                      11644 Lilburn Park Road
                      St. Louis, Missouri 63146
                      Attn:  S. Leslie Flegel, Chairman & CEO

                      Copy to:

                      Armstrong Teasdale LLP
                      One Metropolitan Square, Suite 2600
                      St. Louis, Missouri 63102
                      Attn:  John L. Gillis, Jr., Esq.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above (using any other means, including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

                  (g) Governing Law. This Agreement shall be governed by and construed in accordance with domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.



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



                  (h) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller Stockholder. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  (i) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                  (j) Expenses. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby (except as otherwise provided herein).

                  (k) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

                  (l) Incorporation of Annex. The Annex is incorporated herein by reference and made a part hereof.

                  (m) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which they may be entitled, at law or in equity.
         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                           THE SOURCE INFORMATION MANAGEMENT COMPANY



                           By:
                              --------------------------------------------
                                    S. Leslie Flegel
                                    Chairman and Chief Executive Officer


                           SELLER STOCKHOLDER:




                           -----------------------------------------------
                           Dennis M. Prock




                           -----------------------------------------------
                           Dennis M. Prock, as Trustee of the Dennis M. Prock Revocable Trust dated June 13, 1994



                                 ACKNOWLEDGMENT


         The undersigned, in consideration of the premises and mutual promises herein made, hereby agree to be bound by the terms, conditions and covenants contained in ss.ss. 2(c), 3(a) and 3(c) of this Agreement with Seller Stockholder.

Dated as of this 21st day of September, 1999.



                           -----------------------------------------------
                           Theodore J. Siebers

                    ------------------------------------------------
                    David Verkamp, as Trustee of the Dennis M. Prock Irrevocable 1999 Trust Agreement dated September 13, 1999

                         ANNEX